Exhibit 23.1

Consent of Independent Registered Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Global Signal Inc. for the registration of 10,511,778 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedules of Global Signal Inc., Global Signal Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Global Signal Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 21, 2006